                                                                    Exhibit D-5



                               STATE OF NEW JERSEY
                            BOARD OF PUBLIC UTILITIES


---------------------------------------------
IN THE MATTER OF THE JOINT PETITION             Docket No. ______________
OF FIRSTENERGY CORP. AND JERSEY
CENTRAL POWER & LIGHT COMPANY,
doing business as GPU ENERGY, FOR               VERIFIED JOINT PETITION
APPROVAL OF A CHANGE IN OWNERSHIP
AND ACQUISITION OF CONTROL OF A NEW
JERSEY PUBLIC UTILITY AND OTHER RELIEF
---------------------------------------------


TO THE HONORABLE BOARD OF PUBLIC UTILITIES:

                  The Joint Petitioners, FirstEnergy Corp. ("FirstEnergy"), a public utility holding company organized under the laws of the State of Ohio, and Jersey Central Power & Light Company, doing business as GPU Energy ("JCP&L"), an electric public utility company of the State of New Jersey, hereby jointly petition the Board of Public Utilities (the "Board") for approval and authorization, pursuant to N.J.S.A. 48:2-51.1, N.J.S.A. 48:3-10 and N.J.A.C. 14:1-5.10, to consummate the change in ownership and acquisition of control transactions described herein. More particularly, Joint Petitioners seek all approvals required of the Board, by virtue of its regulatory authority over JCP&L, in connection with the acquisition by FirstEnergy of all the outstanding shares of common stock of GPU, Inc. ("GPU"), which owns all the common stock of JCP&L. The Agreement and Plan of Merger between FirstEnergy and GPU, dated as of August 8, 2000 ("Merger Agreement"), provides for the merger of GPU with and into FirstEnergy, with FirstEnergy being the surviving corporation. A true copy of the Merger Agreement is provided as Appendix A to the Joint Proxy Statement/Prospectus contained in Amendment No. 1 to the Form S-4 Registration Statement relating to the merger ("Form S-4"), which was declared effective by the Securities and Exchange Commission ("SEC") on October 13, 2000. A copy of the Form S-4 is provided as Exhibit A to this Joint Petition.


                                   THE PARTIES

                  1. FirstEnergy was organized as an Ohio corporation in 1996 and became a holding company in 1997 in connection with the merger of Ohio Edison Company ("OE") and Centerior Energy Corporation ("Centerior"). FirstEnergy's principal business is the holding, directly or indirectly, of all of the outstanding common stock of its four principal electric utility operating subsidiaries, OE, Pennsylvania Power Company ("Penn"), The Cleveland Electric Illuminating Company ("CEI"), and The Toledo Edison Company ("TE"). In 1986, CEI and TE merged and Centerior was formed to serve as CEI's and TE's holding company. The ownership of the high voltage transmission facilities of these four operating subsidiaries recently was transferred to American Transmission Systems, Inc. ("ATSI"), another FirstEnergy subsidiary.

                  FirstEnergy is an exempt holding company under the Public Utility Holding Company Act of 1935 ("1935 Act"), but will become a registered holding company following the merger with GPU.

                  FirstEnergy's combined service areas encompass approximately 13,200 square miles in central and northern Ohio and western Pennsylvania. FirstEnergy serves approximately 2.2 million customers in areas having combined populations of approximately 5.8 million.

                  FirstEnergy's principal place of business is located at 76 South Main Street, Akron, Ohio 44308.

                  2. OE was organized as an Ohio corporation in 1930 and furnishes electric service to communities in a 7,500 square mile area of central and northeastern Ohio. OE also has ownership interests in certain generating facilities located in Ohio and Pennsylvania. OE


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serves approximately 940,000 customers in an area having a population of approximately 2.7 million.

                  3. OE owns all of the outstanding common stock of Penn, a Pennsylvania corporation, which furnishes electric service to communities in a 1,500 square mile area of western Pennsylvania. Penn also has ownership interests in certain generating facilities located in Ohio and Pennsylvania. Penn also provides electric energy for resale to certain municipalities in Penn's service area. Penn serves approximately 150,000 customers in an area having a population of approximately 0.4 million.

                  4. CEI was organized as an Ohio corporation in 1892 and furnishes electric service in an area of approximately 1,700 square miles in northeastern Ohio. CEI also has ownership interests in certain generating facilities located in Ohio and Pennsylvania. CEI serves approximately 745,000 customers in an area having a population of approximately 1.9 million.

                  5. TE was organized as an Ohio corporation in 1901 and furnishes electric service in an area of approximately 2,500 square miles in northwestern Ohio. TE also has ownership interests in certain generating facilities located in Ohio and Pennsylvania. TE serves approximately 300,000 customers in an area having a population of approximately 0.8 million.

                  6. FirstEnergy's operating utility subsidiaries have transferred ownership of their high voltage transmission facilities in Ohio and Pennsylvania to ATSI. ATSI now owns and controls a transmission system of 7,100 circuit miles of transmission lines with voltages of 69 kilovolts and higher and 120 transmission substations with 37 interconnections with six other utilities, including its portion of a 345 kilovolt tie line with Pennsylvania Electric Company ("Penelec"). ATSI provides non-discriminatory open access transmission under the terms of its OATT, ATSI FERC Electric Tariff, Second Revised Volume No. 1.



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                  7. JCP&L is a New Jersey electric public utility subject to the jurisdiction of this Board. It is engaged in the generation, purchase, transmission, distribution and sale of electric energy and related utility services to nearly one million residential, commercial and industrial customers located within 13 counties and 236 municipalities of the State of New Jersey having a population of approximately 2.6 million. JCP&L's principal New Jersey offices are located at 300 Madison Avenue, Morristown, New Jersey 07962.

                  8. JCP&L is a wholly-owned subsidiary of GPU, a Pennsylvania corporation which maintains its principal executive offices at 300 Madison Avenue, Morristown, New Jersey 07962. GPU is a public utility holding company registered as such with the SEC under the 1935 Act. Metropolitan Edison Company ("Met-Ed") and Penelec are Pennsylvania electric utilities which are also wholly-owned subsidiaries of GPU, and are therefore affiliates of JCP&L. JCP&L, Met-Ed and Penelec conduct their combined electric utility operations under the name "GPU Energy". The three companies collectively serve approximately 2.1 million electric customers across New Jersey and Pennsylvania, serving areas having a combined population of nearly 5 million. The three companies are currently members of PJM Interconnection LLC and will continue to be members upon consummation of the merger transaction. GPU Service, Inc. ("GPUS"), a GPU subsidiary service company, provides accounting, administrative, legal, financial and other services to the three GPU Energy companies and to other GPU affiliates.

                            THE PROPOSED TRANSACTION

                  9. On August 8, 2000, FirstEnergy and GPU entered into the Merger Agreement under which FirstEnergy would acquire all of the outstanding shares of GPU common stock and GPU would be merged with and into FirstEnergy. As a result, JCP&L will become a wholly-owned subsidiary of FirstEnergy. Exhibit B to this Joint Petition is a map depicting the service territories of the FirstEnergy and GPU electric distribution utility



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subsidiaries. The transaction is conditioned, among other things, upon the approval of each company's shareholders and of various state and federal regulatory agencies, including the approval and authorization of this Board. As previously noted, a true copy of Form S-4 relating to the merger, which includes
(i) the joint proxy statement/prospectus and (ii) the definitive Merger Agreement, is provided as Exhibit A hereto.


                      BENEFITS OF THE PROPOSED TRANSACTION

                  10. The proposed transaction provides benefits to shareholders and customers of FirstEnergy, GPU and their public utility subsidiaries. As of the date of commencement of this proceeding, the combined company, with assets of approximately $40 billion, would be the sixth largest investor-owned electric utility system in the United States based on the number of customers it will serve. The size, scale and scope of the combined company will enable it to compete more effectively in the increasingly competitive electric utility industry. The merged companies will possess the management, employee experience, technical expertise, retail customer base, energy and related services platform and financial resources to grow and succeed in the rapidly changing energy marketplace. It has become apparent over the last few years that the evolving competitive electricity market requires successful industry participants to seek and create economies of scale, reduce duplicative activities and practices and enhance operating and procurement efficiencies. By combining their resources, their years of utility experience and considerable expertise, GPU and FirstEnergy will significantly enhance each other's overall capabilities. The sum of these companies will truly be better than their individual components. The merger will create a larger, stronger parent company that is better positioned to compete and to attract capital on reasonable terms for its public utility subsidiaries.

                  With over 4 million customers, the new FirstEnergy will have reached a significant milestone in size, allowing it the enhanced capability to invest in new facilities and




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emerging technologies. This larger company will have a greater capability to provide customers with a wider array of energy services and products than either company could do on a stand-alone basis.

                  Fred D. Hafer, Chairman, President and Chief Executive Officer of GPU, who has been designated as Chairman of the combined company after the proposed merger, has prepared prefiled testimony which provides an overview of the proposed merger, its anticipated benefits and the continued corporate presence of JCP&L in New Jersey. See Exhibit C. Anthony J. Alexander, the President of FirstEnergy, has prepared prefiled testimony in which he discusses the proposed transaction and sets forth the policies which FirstEnergy intends to employ as parent of JCP&L should the proposed transaction be effectuated. See Exhibit D. Mr. Alexander also discusses several benefits of the proposed merger to JCP&L customers. Michael J. Chesser, President and Chief Executive Officer of GPU Energy, has provided prefiled testimony on the proposed merger, with an emphasis on several service-related issues and the impact of the proposed merger on them. See Exhibit E.


                         NEW JERSEY REGULATORY APPROVALS
                        REQUIRED FOR PROPOSED TRANSACTION

                  11. Among other things, the proposed transaction would constitute the indirect acquisition of control by FirstEnergy of GPU's wholly-owned subsidiary, JCP&L. Accordingly, consummation of the proposed transaction requires FirstEnergy to request and receive this Board's written approval pursuant to N.J.S.A. 48:2-51.1. FirstEnergy hereby seeks such written approval of the Board by way of this Joint Petition.

                  12. Consummation of the proposed transaction will also, by operation of law, result in the transfer upon the books of JCP&L of the ownership of 100% of the outstanding shares of the JCP&L common capital stock, consisting of 15,371,270 shares, $10 par value, from GPU to FirstEnergy. Such transfer of ownership will vest 100% of the voting control of JCP&L



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in FirstEnergy. JCP&L may not make or permit such a stock transfer unless authorized to do so by this Board pursuant to N.J.S.A. 48:3-10 and N.J.A.C. 14:1-5.10. As part of this Joint Petition, JCP&L hereby requests such Board authorization.

                  13. FirstEnergy will have a service company to provide certain services to all of the utilities which it owns. Costs of services provided thereunder will be fairly allocated to all FirstEnergy subsidiaries, including JCP&L. Board approval of any new services agreement will be sought in accordance with N.J.S.A. 48:3-7.1.


                        REGULATORY STANDARDS FOR APPROVAL

                  14. This Board has long established that the governing standards under N.J.S.A. 48:2-51.1 and N.J.S.A. 48:3-10 for its approval of the acquisition of control of a New Jersey public utility are that "the proposed transaction will not adversely impact upon" the financial integrity of the New Jersey utility (In re Tele-communications, Inc., Dkt. No. CM90121496 (February 7, 1991)), nor cause "any adverse impact on competition, rates, employees, and the provision of safe and adequate service at just and reasonable rates, and that it is not contrary to the public interest." In re Intermedia Communications of Florida, Inc., Dkt. No. TM96040266 (June 20, 1996). This "no harm" standard has been applied by the Board in all of the recent proceedings wherein the Board has reviewed the proposed acquisition of control of New Jersey public utilities. See, In re Atlantic City Electric Company (Conectiv merger), Dkt. No. EM97020103 (January 7, 1998), In re Orange and Rockland Utilities, Inc. (Acquisition of Orange and Rockland by Consolidated Edison), Dkt. No. EM98070433 (April 1,
1999), In re Lyonnaise American Holding, Inc. (Acquisition of United Water Resources), Dkt. No. WM99110853 (July 20, 2000), and In re E'town Corporation and Certain Subsidiaries of E'town (Acquisition of Elizabethtown Water Company by Thames Water Holdings, Inc.), Dkt. No. WM99120923 (October 10, 2000).



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                              IMPACT ON COMPETITION

                  15. The proposed transaction involving a change in ownership and control of JCP&L will have no adverse impact on competition in the supply and distribution of electric energy in New Jersey. JCP&L, together with Met-Ed and Penelec, have divested substantially all of their generation assets, so that there will be no change in the concentration of generation ownership as a result of the proposed merger. Moreover, JCP&L, along with Met-Ed and Penelec, will continue to operate and provide electric utility service in their present respective franchise territories in New Jersey and Pennsylvania under the same market conditions as currently exist, and will remain subject to the same ongoing regulatory jurisdiction of this Board (as to JCP&L) and the Pennsylvania Public Utility Commission (as to Met-Ed and Penelec). In further support of the absence of any adverse impact on competition in the electric generation market, annexed hereto as Exhibit F is the prefiled testimony of Rodney Frame, of Analysis Group/Economics, which sets forth his expert analysis and conclusions regarding market power considerations associated with the proposed transaction. Mr. Frame concludes that the merger will have no adverse impact on electric competition in New Jersey.

                  16. To the extent FirstEnergy is or may become further active in the retail electric generation market in New Jersey, or may engage in the sale of other competitive products or services in this State, it will do so through one or more separate affiliated entities. JCP&L will remain subject to the Board's affiliate relations standards and code of conduct with respect to its relationships with any such FirstEnergy affiliates.


                            IMPACT ON CUSTOMER RATES

                  17. The proposed transaction will have no adverse impact on JCP&L's electric tariff and rates charged to its New Jersey customers. Indeed, these tariffed rates will not change




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or be otherwise affected as a result of the proposed merger. No merger-related costs in excess of merger related savings (that is, transaction costs, severance payments, etc.) will become part of JCP&L's cost of service for ratemaking purposes. Moreover, pursuant to the Electric Discount and Energy Competition Act of 1999, L. 1999, c.23 ("EDECA"), absent an impairment of its financial integrity, JCP&L's customer rates are essentially capped during a transition period which ends on July 31, 2003, and are in any event subject to the Board's continuing jurisdiction.

                  Joint Petitioners are aware of the Board's concerns associated with the potential magnitude of JCP&L's deferred balance, which encompasses, primarily, costs associated with utility and non-utility generator power purchases incurred but not recovered partly as a result of the need to recover costs associated with the provision of basic generation service. The Stipulation among JCP&L and several parties, which was adopted as modified in the Board's Summary Order in JCP&L's restructuring proceeding, Dkt. Nos. EO97070458, EO97070459 and EO97070460 (May 24, 1999), recognized the need for a mechanism to allow the calculation and recovery by JCP&L of this deferred balance. As a generation owner, FirstEnergy could provide greater flexibility and additional supply options and therefore potentially reduce JCP&L's cost of purchased power, which could help reduce JCP&L's deferred balance from what it would have been otherwise. Part of the merger savings realized by JCP&L could also be utilized to offset some of the deferred balance. Indeed, FirstEnergy would be supportive of steps by which JCP&L might address this issue during the portion of the transition period which follows Board approval of the proposed transactions and the effectuation of the proposed merger.


                               IMPACT ON EMPLOYEES

                  18. FirstEnergy and JCP&L anticipate that, over time, the proposed merger will permit them to eliminate certain duplicative activities and will allow for the more efficient




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use of their combined staffing, particularly with respect to corporate and administrative positions at the service company and holding company levels.

                  FirstEnergy will consider JCP&L employees for positions with the combined company resulting from the merger, using criteria including previous work history, job experience and other qualifications. All of JCP&L's existing contracts, agreements, collective bargaining agreements and commitments which apply to any current or former employees of JCP&L, which were entered into prior to the date of execution of the Merger Agreement or are otherwise provided for in or by the Merger Agreement, will be honored and in no way affected by the proposed merger. As required by N.J.S.A. 48:3-10, JCP&L will continue to be able to satisfy and fulfill its present obligations to all its employees with respect to all pre-existing pension and retirement benefits, whether presently vested or contingent, as they become due.

                  FirstEnergy is committed to the provision of safe and reliable service through all of its utility subsidiaries and will assure that there are sufficient operating/line personnel and managerial staff within the JCP&L service territory to fulfill that commitment. Further, as described in Mr. Alexander's testimony, FirstEnergy has a superior safety record with its employees and will apply the same high standards with respect to JCP&L's employees. Moreover, FirstEnergy will assure that any merger-related staffing reductions in JCP&L's distribution system operation and maintenance group will be made in conformance with the Board's Order dated May 1, 2000 (Dkt. No. EA99070485), issued in connection with the Board's review and investigation of the reliability of JCP&L's distribution system.


                                IMPACT ON SERVICE

                  19. The proposed transaction will have no adverse impact on JCP&L's continued ability to provide safe, adequate and proper utility service to its customers in New Jersey, nor will it in any way affect the Board's continuing jurisdiction over the adequacy and





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reliability of customer service. Although the headquarters of the combined company will be located in Akron, Ohio, FirstEnergy has agreed JCP&L will maintain offices and presence in Morristown, New Jersey subject to the authority of the board of directors of the combined company to manage the combined company's affairs. The combined company will continue to use the "GPU Energy" name in connection with the provision of services to customers of JCP&L, Met-Ed and Penelec (until otherwise determined by the combined company) while reflecting its affiliation with FirstEnergy. JCP&L will continue its programs in compliance with the Board's Phase I and Phase II Orders entered in its outage and reliability investigations (Dkt. Nos. EX99100763 and EA99070485), will cooperate in connection with the Board's Phase III review and will be subject to the Board's proposed Interim Electric Distribution Service Reliability and Quality Standards, published on August 21, 2000 at 32 N.J.R. 2980(a), when adopted by the Board. FirstEnergy is committed to working with the Board toward promulgation of appropriate reliability standards and to supporting JCP&L in its efforts to meet these standards.

                  Moreover, local control over operations of JCP&L will be preserved. The FirstEnergy operating companies have been organized in such a way as to delegate operating responsibility and authority to regional management, rather than to central control. As explained in Mr. Chesser's testimony, GPU Energy is in the process of being reorganized on the basis of a regional model that is consistent with FirstEnergy's philosophy. Initially, the JCP&L service territory will be segmented into two regions, each of which will have designated to it a Regional President. The Regional President and his/her staff will have the authority and the obligation to oversee the region's distribution operations, its relationships with the communities that it serves, and the responsibility for maintaining and improving local reliability and customer service quality.



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                     TRANSFER OF THE COMPANY'S CAPITAL STOCK

                  20. The additional information required by N.J.A.C. 14:1-5.10(a) 1 to 5 is set forth in paragraphs 1 through 12 of this Joint Petition. With respect to N.J.A.C. 14:1-5.10(a)6(i), 6(ii) and 7, the Merger Agreement provides that, at the effective time, the board of directors of FirstEnergy, as the surviving corporation, will consist of sixteen directors, ten of whom will be designated by FirstEnergy's current board of directors and six of whom will be designated by GPU's current board of directors. Following the merger, the current chairman, president and chief executive officer of GPU will become chairman of FirstEnergy, and the current chairman and chief executive officer of FirstEnergy will serve as vice chairman and chief executive officer of FirstEnergy. All other officers of the surviving corporation will be designated by the board of directors thereof. To the extent that any future changes in the directors, officers or other principal management and operating personnel of JCP&L may occur in the ordinary course of business following the merger, the Joint Petitioners are confident that the persons elected or appointed to such positions will possess appropriate qualifications, including business or technical experience, to ensure their ability to carry out JCP&L's obligation to render safe, adequate and proper service.

                  With respect to N.J.A.C. 14:1-5.10(a)6(ii), JCP&L will also continue to play an important role in the economic growth of New Jersey and will continue to support the local communities it serves, as a responsible corporate citizen. Indeed, to further underscore its commitment to the local communities, FirstEnergy has agreed to maintain, for at least three years after the merger, and substantially at current levels, GPU's charitable commitments to the communities served by JCP&L, Met-Ed and Penelec. FirstEnergy has also indicated that, after those three years, it intends to make charitable commitments in those communities at levels



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substantially similar to the level of charitable commitments in communities served by FirstEnergy's existing subsidiaries.

                  21. N.J.A.C. 14:1-5.14(a) applies to petitions for approval of a merger or acquisition of a New Jersey public utility with or by another public utility. As such, it arguably may not be applicable by its specific terms to this particular transaction. However, much of the information required there for mergers involving New Jersey public utilities may be considered relevant to this transaction. In order to assist the Board's review of this transaction, Joint Petitioners have provided that information. A copy of the Merger Agreement is provided in Exhibit A. The additional information sought by N.J.A.C. 14:1-5.14(a) 2, 3, 4 and 5 is provided in Exhibits A, G and H to this Joint Petition. The additional information sought by N.J.A.C. 14:1-5.14(a) 6 and 7 is provided in the Form S-4 and the Merger Agreement (Exhibit A hereto). No franchise cost of JCP&L is proposed to be capitalized on FirstEnergy's books (N.J.A.C. 14:1-5.14(a)8) and no changes in JCP&L's policies with respect to finances, operations, accounting, rates, depreciation, operating schedules, maintenance and management that would be detrimental to the public interest (N.J.A.C. 14:1-5.14(a)11) are proposed. Goodwill associated with the merger transaction will be recorded and amortized (over a period of not more than 40 years) in accordance with generally accepted accounting principles on the books of the appropriate subsidiaries. No rate recovery of such amounts is contemplated by FirstEnergy. The names and addresses of the new officers and directors and number of shares they will hold in FirstEnergy, to the extent this information is known, are provided in the Form S-4, which also provides a projection of the fees and expenses associated with the proposed merger and the accounting associated therewith. N.J.A.C. 14:1-5.14(a) 9 and 14. The benefits of the proposed merger to the public and the surviving corporation (N.J.A.C. 14:1-5.14(a)10) are described in Exhibits A, C, D and E hereto. Proof of compliance with N.J.A.C. 14:1-5.14(a)12 will be submitted. The



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various approvals of other state and federal agencies which have been or will be sought are noted, as per N.J.A.C. 14:1-5.14(a)13, at paragraph 25 of this Joint Petition.


                             NEW SERVICES AGREEMENT

                  22. In 1971, with the approval of this Board and of the SEC (and of the Pennsylvania Public Utility Commission with respect to Met-Ed and Penelec), GPU caused to be formed GPUS as a mutual service company for the purpose of centralizing certain services to be provided to the GPU Energy companies. Pursuant thereto, a Services Agreement among the GPU Energy companies and GPUS dated May 3, 1971, was approved by this Board in form and substance by Order of Approval dated April 28, 1971 in Docket No. 713-200. The Services Agreement was amended in 1982, which amendment was approved by the Board's Order dated November 5, 1982 in Docket No. 827-626.

                  23. In May 1998, JCP&L filed a Verified Petition with the Board in Docket No. EE98050267, seeking the Board's approval, pursuant to N.J.S.A. 48:3-7.1, of a proposed revised Services Agreement with GPUS. Following extensive written discovery and conferences, JCP&L entered into a Stipulation with the Division of the Ratepayer Advocate in which the parties recommended approval by the Board of the proposed revised Services Agreement with GPUS subject to the conditions set forth in the Stipulation. The Stipulation was filed with the Board in February 1999 and is presently awaiting the Board's final action.

                  24. As part of the merger transaction, FirstEnergy will acquire control of GPUS, which will become a subsidiary of FirstEnergy. Any new services agreement arising from the merger will be filed with the Board for its review and approval pursuant to N.J.S.A. 48:3-7.1 and also will be subject to the approval of the SEC and various other state regulatory agencies.




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                                 OTHER APPROVALS

                  25. In accordance with N.J.A.C. 14:1-5.2, Joint Petitioners note that approval of the merger also must be secured from the Federal Energy Regulatory Commission under the Federal Power Act, the SEC under the 1935 Act, the Nuclear Regulatory Commission under the Atomic Energy Act, and the Pennsylvania Public Utility Commission under the Pennsylvania Public Utility Code. In addition, the Hart-Scott-Rodino Antitrust Improvements Act requires a submission of information to the United States Department of Justice and the Federal Trade Commission. Filings are required with the Federal Communications Commission in connection with the transfer of radio licenses. Certain approvals will be required from authorities in Argentina. More details about these filings are provided in Form S-4 (Exhibit A hereto), under the heading "The Merger - Regulatory Approvals". Copies of these filings will be provided to the Board as they are made.


                                     SUMMARY

                  26. The proposed change in control of JCP&L, from GPU to FirstEnergy, is to be made in accordance with law and will not be contrary to the public interest. Such change in control will have no adverse impact upon competition, customer rates, employees or on JCP&L's ability to continue to provide safe and adequate electric utility service at just and reasonable rates to its customers in New Jersey.

                  WHEREFORE, the Joint Petitioners respectfully urge the Board to issue a final decision and order granting its approval and authorization, pursuant to N.J.S.A. 48:2-51.1, N.J.S.A. 48:3-10, N.J.A.C. 14:1-5.10 and such other statutes and regulations as may apply, to consummate the proposed merger and change of control transaction in accordance with the Merger Agreement.



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                                      Respectfully submitted,

                                      RIKER, DANZIG, SCHERER, HYLAND
                                        & PERRETTI LLP
                                      Attorneys for Petitioner FirstEnergy Corp.



                                      By: /s/ Vincent J. Sharkey, Jr.
                                         -----------------------------------
                                          Vincent J. Sharkey, Jr.
                                          A Member of the Firm



                                      THELEN REID & PRIEST LLP
                                      Attorneys for Petitioner
                                      Jersey Central Power & Light Company,
                                      doing business as GPU Energy

                                      By: /s/ Gerald W. Conway
                                         -----------------------------------
                                          Gerald W. Conway
                                           Of Counsel

Dated: November 9, 2000













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                                 COMMUNICATIONS

                  Copies of all correspondence and other communications relating to this Joint Petition should be addressed to:


                              Stephen L. Feld, Esq.
                                Senior Attorney
                                FirstEnergy Corp.
                              76 South Main Street
                                Akron, Ohio 44308


                                       and


                          Vincent J. Sharkey, Jr., Esq.
                             Edward K. DeHope, Esq.
                  Riker, Danzig, Scherer, Hyland & Perretti LLP
                               Headquarters Plaza
                              One Speedwell Avenue
                            Morristown, NJ 07962-1981


                                       and


                            Michael J. Connolly, Esq.
                              Vice President - Law
                                   GPU Energy
                               300 Madison Avenue
                              Morristown, NJ 07962


                                       and

                             Gerald W. Conway, Esq.
                               Marc B. Lasky, Esq.
                            Thelen Reid & Priest LLP
                                65 Madison Avenue
                              Morristown, NJ 07960






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                              STATE OF NEW JERSEY
                           BOARD OF PUBLIC UTILITIES


----------------------------------------------
IN THE MATTER OF THE JOINT PETITION
OF FIRSTENERGY CORP. AND JERSEY                         VERIFICATION
CENTRAL POWER & LIGHT COMPANY,
doing business as GPU ENERGY, FOR                   BPU Docket No. _______
APPROVAL OF A CHANGE IN OWNERSHIP
AND ACQUISITION OF CONTROL OF A NEW
JERSEY PUBLIC UTILITY AND OTHER RELIEF
----------------------------------------------




                  ANTHONY J.ALEXANDER, being duly sworn according to law, upon his oath, deposes and says:

                  1. I am the President of FirstEnergy Corp., a Joint Petitioner in the captioned proceeding.

                  2. I have reviewed the Joint Petition and attached Exhibits to which this Verification is annexed and am familiar with the facts and matters set forth therein, as they relate to FirstEnergy Corp.

                  3. The statements and information contained in the Petition and attached Exhibits as they relate to FirstEnergy Corp. are true and accurate to the best of my information, knowledge and belief.



                                    By: /s/ Anthony J. Alexander
                                        -------------------------------
                                        Anthony J. Alexander

                              STATE OF NEW JERSEY
                           BOARD OF PUBLIC UTILITIES


----------------------------------------------
IN THE MATTER OF THE JOINT PETITION
OF FIRSTENERGY CORP. AND JERSEY                      Docket No. _______
CENTRAL POWER & LIGHT COMPANY,
doing business as GPU ENERGY, FOR
APPROVAL OF A CHANGE IN OWNERSHIP                       VERIFICATION
AND ACQUISITION OF CONTROL OF A NEW
JERSEY PUBLIC UTILITY AND OTHER RELIEF
----------------------------------------------



                  FRED D. HAFER, of full age, being duly sworn according to law, on his oath deposes and says:

                  1. I am the Chairman, President and Chief Executive Officer of GPU, Inc., and Chairman of its wholly-owned subsidiary, Jersey Central Power & Light Company ("JCP&L"), a Joint Petitioner in the captioned proceeding.

                  2. I have reviewed the Joint Petition and attached Exhibits and the facts and matters set forth therein, as they relate to GPU, Inc. and JCP&L, are true to the best of my own personal knowledge and belief.



                                          /s/ Fred D. Hafer
                                          ----------------------------------
                                          Fred D. Hafer

Dated: November 7, 2000


/s/ Margaret M. Pinelli
-----------------------------------

      MARGARET M. PINELLI
NOTARY PUBLIC OF NEW JERSEY
My Commission Expires Oct 1, 2005

                 LIST OF EXHIBITS FOR APPENDIX TO JOINT PETITION


     A. Amendment No. 1 to the Form S-4 Registration Statement Declared Effective by the Securities And Exchange Commission on October 13, 2000.

     B. Map of Service Territories of FirstEnergy Corp. and GPU, Inc. utility subsidiaries.

     C.   Prefiled Testimony of Fred D. Hafer.

     D.   Prefiled Testimony of Anthony J. Alexander.

     E.   Prefiled Testimony of Michael J. Chesser.

     F.   Prefiled Testimony of Rodney Frame.

     G. Copies of FirstEnergy Corp. and GPU, Inc. shareholder resolutions authorizing the proposed transactions (to be supplied).

     H. Copies of Certificates of Incorporation of FirstEnergy Corp., GPU, Inc. and Jersey Central Power & Light Company.

             Amendment No. 1 to the Form S-4 Registration Statement
                Declared Effective by the Securities and Exchange
                         Commission on October 13, 2000.



                         Exhibit Intentionally Omitted.

                                                                      EXHIBIT B












[FirstEnergy Logo]






            Map Depicting the Service Territories of the FirstEnergy
              and GPU Electric Distribution Utility Subsidiaries.




                        Exhibit Intentionally Omitted.

                                                                     EXHIBIT C


                               STATE OF NEW JERSEY
                            BOARD OF PUBLIC UTILITIES






-----------------------------------------------
In the matter of the JOINT PETITION
of FIRSTENERGY CORP. and JERSEY CENTRAL                Docket No. ____________
POWER & LIGHT COMPANY, doing business as
GPU ENERGY, For Approval of a change in
ownership and acquisition of Control of
a new jersey public utility and other relief
-----------------------------------------------




                                DIRECT TESTIMONY

                                       OF

                                  FRED D. HAFER

                         DIRECT TESTIMONY OF FRED HAFER

Q. PLEASE STATE YOUR NAME, BUSINESS ADDRESS AND TITLE.

A: My name is Fred D. Hafer. I maintain business offices at 300 Madison Avenue, Morristown, New Jersey 07962 and 2800 Pottsville Pike, Reading, Pennsylvania 19605. I am employed as Chairman, President and Chief Executive Officer of GPU, Inc. ("GPU"). Among other positions within the GPU System, I also serve as Chairman of its public utility subsidiaries, Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") (collectively, the "GPU Energy companies"), each of which does business under the trade name GPU Energy ("GPU Energy").

Q. PLEASE DESCRIBE YOUR EMPLOYMENT HISTORY AND YOUR CURRENT RESPONSIBILITIES.

A. I have been employed in the GPU System since 1962, when I started as an engineering trainee. In 1970 I was named Treasurer of GPU Service, Inc. ("GPUS"), and in 1977 I was named Vice President of Rate Case Management of GPUS. I became President of Met-Ed in 1986 and President of the combined companies, Met-Ed and Penelec, in 1994. In 1996 I led the formation of GPU's combined domestic wires business, which is currently doing business as GPU Energy. I became President and Chief Operating Officer of GPU and GPUS in 1996 and was named to the additional positions of Chairman and Chief Executive Officer in 1997. In that capacity I have led the negotiations on behalf of GPU with FirstEnergy Corp. ("First Energy") pertaining to the proposed merger.

Q. MR. HAFER, WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. I will provide an overview of the proposed merger between GPU and FirstEnergy.

Q. CAN YOU BRIEFLY DESCRIBE THE CORPORATE MERGER BEING UNDERTAKEN BY GPU AND FIRSTENERGY?

A. On August 8, 2000, GPU and FirstEnergy announced that both companies' boards of directors had unanimously approved a definitive merger agreement under which FirstEnergy would acquire all of the outstanding shares of GPU's common stock for approximately $4.5 billion in cash and FirstEnergy common stock. FirstEnergy also would assume approximately $7.4 billion of GPU's debt and preferred stock. The combined company would have an equity value of approximately $8.5 billion. Under the Agreement and Plan of Merger, dated August 8, 2000, GPU will be merged with and into FirstEnergy, which will be the surviving corporation. Under the Merger Agreement, holders of GPU common stock will be able to choose to receive
(i) $36.50 in cash for each share of GPU common stock, or (ii) FirstEnergy common stock, the amount to be determined by an exchange ratio set forth in the Merger Agreement. Under the Merger Agreement, however, unless an adjustment is made as a result of tax considerations, 50 percent of all issued and outstanding shares of GPU common stock must be exchanged for cash and 50 percent must be exchanged for FirstEnergy common stock. The elections of GPU shareholders to receive cash or FirstEnergy common stock are subject to proration because of this provision and also because of a possible adjustment controlled by tax considerations.

Q. WHAT WILL YOUR ROLE BE IN THE NEW MERGED COMPANY?

A. As set forth in the Merger Agreement, I will be Chairman of the Board of FirstEnergy until I retire in three years at age 62.

Q. PLEASE DESCRIBE THE STRUCTURE OF THE MERGED COMPANY?

A. FirstEnergy will become a registered public utility holding company under the Public Utility Holding Company Act of 1935 and will be headquartered in Akron, Ohio. The Board of Directors of the surviving parent company will consist of 10 members from FirstEnergy's current Board and 6 from GPU's current Board.

     After the merger, FirstEnergy will own, among other things, all of the common stock of each of the GPU Energy companies as well as of Ohio Edison Company, The Toledo Edison Company and The Cleveland Electric Illuminating Company, which are FirstEnergy's electric public utility companies (Ohio Edison will continue to own all of the common stock of Pennsylvania Power Company.) The GPU Energy companies serve about 2.1 million customers in Pennsylvania and New Jersey. FirstEnergy's electric public utility companies serve over 2.2 million customers in Ohio and western Pennsylvania. Together, these companies will serve approximately 4.3 million customers within 37,200 square miles of Ohio, Pennsylvania and New Jersey.

     After the merger, it is anticipated that GPU's and FirstEnergy's distribution operations will operate in their respective service territories with regionally-based management.

Q. PLEASE DESCRIBE THE BENEFITS OF THE MERGER.

A. As of the date of this filing, the combination of FirstEnergy and GPU would create the nation's sixth largest investor-owned electric system, based on customers served. As of June 30, 2000, the combined revenues of FirstEnergy and GPU for the previous 12 months totaled $12.0 billion and assets of the companies totaled $38.6 billion.

     I believe that the merger will create one of the premier energy delivery companies in the nation and this will serve to help GPU Energy continue its commitment to excellence in service reliability and customer service. The combination of GPU's and FirstEnergy's considerable resources and expertise will strengthen the ability of the merged company's regulated distribution companies in Ohio, New Jersey and Pennsylvania to provide cost-effective and reliable service in the rapidly evolving competitive energy marketplace, thereby strengthening the prospects for continuing growth in New Jersey's economy (as well as in the economies of the other states in which FirstEnergy will operate).

     In addition, I believe that the merger will improve the GPU Energy companies' ability to continue to recruit and attract qualified, motivated and skilled individuals as well as to offer greater career opportunities for its existing employees, all of which will ultimately benefit customers through improved service and innovation.

     Finally, I believe that GPU and FirstEnergy are a good fit in terms of strategic objectives, culture and values, locations and systems. I fully expect that this consistency will make for a smooth transition that quickly captures and incorporates into the merged organization the best practices and advantages that each party brings to this combination.

Q: WILL THIS MERGER AFFECT JCP&L'S PRESENCE IN THE COMMUNITY IN NEW JERSEY?

A. The new merged company will have a very strong presence in this area. In particular, JCP&L's New Jersey transmission and distribution operations, along with the associated work force, will remain in New Jersey with an emphasis on the regional management of its operations. Indeed, JCP&L has been and currently is reorganizing its operations into a regional model that is consistent with that of FirstEnergy. I refer you to the testimony of Michael J. Chesser, the President and CEO of GPU Energy (Exhibit E), for more details about this regional approach.

     In addition, JCP&L's significant commitment to the area's institutional and non-profit organizations will continue. In fact, the terms of the merger agreement specifically provide that charitable contributions will be maintained at their current level for at least three years and thereafter will be provided for in a manner consistent with that of the FirstEnergy regions.


     JCP&L employees also have a long history of serving their community, either through volunteer organizations or service on township commissions, school boards, and borough councils. We fully expect our employees to continue their commitments to these endeavors after the merger.

     Finally, we expect the merged FirstEnergy, through the GPU Energy companies, to continue their important role in the economic health and well-being of New Jersey and Pennsylvania, both as a significant employer and as a responsible corporate citizen - - a strong tradition for supporting local communities through charitable contributions and through the extensive volunteerism of employees.

Q.   DOES THIS CONCLUDE YOUR TESTIMONY?

A.   Yes.

                                                                     EXHIBIT D


                               STATE OF NEW JERSEY
                            BOARD OF PUBLIC UTILITIES




---------------------------------------------
In the matter of the JOINT PETITION
of FIRSTENERGY CORP. and JERSEY CENTRAL               Docket No. ____________
POWER & LIGHT COMPANY, doing business as
GPU ENERGY, For Approval of a change in
ownership and acquisition of Control of
a new jersey public utility and other relief
---------------------------------------------




                                DIRECT TESTIMONY

                                       OF

                              ANTHONY J. ALEXANDER

                               DIRECT TESTIMONY OF
                              ANTHONY J. ALEXANDER


Q. PLEASE STATE YOUR NAME, BUSINESS ADDRESS AND TITLE.

A. Anthony J. Alexander. My business address is 76 South Main Street, Akron, Ohio 44308. I am the President of FirstEnergy Corp. ("FirstEnergy").

Q. PLEASE DESCRIBE YOUR EMPLOYMENT HISTORY AND CURRENT RESPONSIBILITIES.

A. I started my career as an accountant in the Tax Department of Ohio Edison Company ("OE") in 1972. After receiving my law degree, I joined the OE Legal Department in 1976. I attended the Harvard School of Business Program for Management Development in 1986. In 1989, after several promotions, I was named Vice President and General Counsel of OE. I was named Senior Vice president and General Counsel in 1991 and Executive Vice President and General Counsel in 1997. When FirstEnergy was formed in November 1997, I was named Executive Vice President and General Counsel of FirstEnergy and for each of its utility operating companies. I was named President of FirstEnergy effective February 1, 2000.

     My responsibilities since the early 1990's have generally included communications, legal, governmental affairs, sales and marketing, business development, power trading and wholesale transactions, and for a short period, distribution operations. I also am generally responsible for FirstEnergy's heating, ventilation, and air conditioning and natural gas businesses.

Q. WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. The purpose of my testimony is to provide the New Jersey Board of Public Utilities ("Board") with an overview of, and relevant background concerning, the proposed merger of FirstEnergy and GPU, Inc. ("GPU"). My testimony provides affirmative support for the proposed merger and outlines benefits of the merger to Jersey Central Power & Light Company's ("JCP&L's") customers. Among other things, I will address the impact of the proposed merger on overall operations and reliability, customer service, enhanced efficiencies, employee impacts, continued involvement in local communities and the impact on competition generally in New Jersey.

Q. PLEASE DESCRIBE THE FIRSTENERGY COMPANIES.

A. FirstEnergy was formed when the merger of OE and Centerior Energy Corporation, which owned The Cleveland Electric Illuminating Company ("CEI") and The Toledo Edison Company ("TE"), became effective on November 8, 1997. FirstEnergy is a diversified energy services holding company organized and existing under the laws of the State of Ohio. FirstEnergy is headquartered in Akron, Ohio. FirstEnergy's regulated public utility subsidiaries include OE, CEI, TE and Pennsylvania Power Company ("PP"), a subsidiary of OE. FirstEnergy owns American Transmission Systems, Inc. ("ATSI") and FirstEnergy Trading Services, Inc. FirstEnergy also owns other businesses, including gas exploration and production operations, a regulated gas business, and a number of mechanical contractors located throughout the northeastern United States.


    OE, TE, CEI and PP provide regulated retail electric service to 2.2 million customers within 13,200 square miles stretching from northern and central Ohio into western Pennsylvania. OE, TE, CEI, PP and FirstEnergy Trading Services are authorized to sell wholesale power at market-based rates. Effective September 1, 2000, OE, TE, CEI and PP transferred their high voltage transmission facilities to ATSI. Thus, OE, TE, CEI and PP no longer provide transmission service in interstate commerce. Those services are provided by ATSI under ATSI's open access transmission service tariff on file with the Federal Energy Regulatory Commission ("FERC").

     OE, CEI and TE are regulated by the Public Utilities Commission of Ohio ("PUCO"), and PP is regulated by the Pennsylvania Public Utility Commission ("PPUC"). Ohio and Pennsylvania have both restructured their electric utility systems to permit competition in retail markets. Effective January 1, 2001, retail customers in Ohio will be entitled to select their own suppliers. In Pennsylvania, retail choice for generation supply has been available in PP's service area since January 1, 1999.

Q. PLEASE DESCRIBE FIRSTENERGY'S ELECTRIC GENERATING UNITS.

A. OE, TE, CEI and PP currently own and operate 16 power plants, which consist of a mix of fossil and nuclear generators, with a total capacity of approximately 12,100 megawatts. Approximately 30 percent of the capacity is nuclear, and 40 percent of the energy generated by the system is from our nuclear units. FirstEnergy is increasing the amount of its peaking capacity by installing three 130 megawatt natural gas-fired turbines at the Richland Substation in Defiance, Ohio. FirstEnergy also plans to add another 765 megawatts of peaking capacity by the end of 2002.

Q. PLEASE DESCRIBE FIRSTENERGY'S TRANSMISSION SYSTEM.

A. OE, CEI, TE and PP historically owned approximately 7,100 circuit miles of transmission lines of 69 kV or above and 120 substations; 1,153 miles of 345 kV lines; 3,667 miles of 138 kV lines; and 2,279 miles of 69 kV lines. As I previously mentioned, on September

1, 2000, OE, TE, CEI and PP transferred their transmission facilities to ATSI. ATSI now provides open access transmission service over its transmission facilities under a tariff made effective by FERC. OE, CEI, TE and PP receive network integration service from ATSI under the same terms and conditions that are available to all non-affiliated network customers. ATSI has 37 interconnections with six other electric systems, including an interconnection with GPU Energy, at the Ohio-Pennsylvania border. This 345 kV line, known as the Ashtabula-Erie West tie line, crosses the Ohio and Pennsylvania border near Erie, Pennsylvania, where it interconnects with GPU Energy's Pennsylvania Electric Company ("Penelec") system. OE, TE, CEI, and PP also own approximately 57,000 miles of distribution facilities.

     The FirstEnergy regulated public utility subsidiaries have been active participants in the formation of the Alliance Regional Transmission Organization ("Alliance RTO"). FERC currently is reviewing the application for approval of the Alliance RTO. Upon such approval, ATSI will transfer operational control of its transmission facilities to the Alliance RTO.

Q. PLEASE EXPLAIN WHY FIRSTENERGY AND GPU HAVE DECIDED TO MERGE.

A. The proposed merger represents a natural alliance of companies with adjoining service areas and interconnected transmission systems and is a key strategic step in preparing FirstEnergy to be a premier energy services provider in states that have mandated industry restructuring and retail customer choice. Participation in retail competition introduces significant new risks and challenges to companies that until recently were the sole service providers in franchised areas. The merger is intended in large part to enhance FirstEnergy's and GPU's combined abilities to meet these challenges.

Q. DESCRIBE WITH MORE PARTICULARITY THE ANTICIPATED BENEFITS OF THE PROPOSED MERGER.

A. The proposed merger should benefit both shareholders and customers of FirstEnergy and GPU. The combined companies will have assets of approximately $40 billion, a 4.3 million customer base in the United States and a service area of 37,200 square miles, located within a 100 mile radius of one quarter of the population of the United States. The combined company will be the sixth largest investor owned electric utility in the United States, based upon number of customers, and will have more resources and opportunities to compete successfully in the increasingly competitive electric utility industry. The size of the combined company also will help it in non-utility operations such as product development and corporate services.

     FirstEnergy expects that the merger will create operating efficiencies, such as enhanced system flexibility in the delivery of energy, and a potentially increased capacity factor for its generating plants as a result of off-peak power being available for use by GPU's operating utilities.

     The combined companies also will enjoy cost reductions associated with improved operating efficiencies, consolidation of duplicative activities and procurement efficiencies. For example, the combined service territories will be more diverse than the individual service territories, reducing exposure to adverse changes in any sector's economic and competitive conditions, and allowing a better balancing of local peak demands (summer/winter or time of day).

Q. HOW DID THE COMPANY ARRIVE AT ITS ESTIMATE OF THE COST SAVINGS THAT FIRSTENERGY ANTICIPATES AS A RESULT OF THE MERGER?

A. FirstEnergy has estimated total annual savings of $150 million for the combined company. This amount is based upon an assumed five percent reduction in operating and maintenance costs which has been typical of other mergers. No detailed evaluation of savings has been made. These savings would be attributed to each particular FirstEnergy entity as appropriate.

Q. PLEASE DESCRIBE THE MERGER TRANSACTION AND THE STRUCTURE OF THE MERGED
COMPANY.

A. Under the Agreement and Plan of Merger, dated August 8, 2000 (Appendix A of Amendment No. 1 to the Form S-4 Registration Statement declared effective by the Securities and Exchange Commission), GPU will be merged with and into FirstEnergy, which will be the surviving corporation. Upon closing of the merger, the GPU companies will become wholly owned subsidiaries of FirstEnergy. JCP&L, MetEd and Penelec will continue to operate as separate electric utility operating companies, as will OE, CEI, TE and PP. ATSI also will remain a separate subsidiary of FirstEnergy. JCP&L, Met-Ed and Penelec will continue to be members of PJM Interconnection LLC. With respect to distribution operations, the FirstEnergy and GPU public utilities will continue to provide service to customers in their respective service territories.

         FirstEnergy's headquarters will remain in Akron, Ohio. However, FirstEnergy has committed to maintain JCP&L offices and presence in Morristown, New Jersey, subject to the authority of the Board of Directors.

Q. HOW WILL THE MERGER AFFECT CUSTOMER RATES?

A. The merger will not affect customer rates. JCP&L will continue to provide service and will be bound by the Board's Summary Order in its restructuring proceeding, Dkt. Nos. EO97070458, EO97070459 and EO97070460 (May 24, 1999).
Moreover, the rate cap provisions of the Electric Discount and Energy Competition Act of 1999, L. 1999, c. 23 ("EDECA"), mandate that rates not exceed prescribed levels during a period ending July 31, 2003. However, the Summary Order and the Stipulation adopted therein with modifications, recognized the need for JCP&L to have a deferral mechanism to recover costs primarily associated with utility and non-utility generator ("NUG") power purchases which are incurred but not recovered, partly as a result of the need to recover costs associated with the provision of basic generation service ("BGS"), during the transition period ending July 31, 2003. The difference, in accordance with the EDECA, is being deferred on JCP&L's books and will be recovered from customers in rates after the conclusion of the transition period.

     Because JCP&L has divested its generation assets, it must purchase energy to satisfy its BGS obligations during the transition period. Over the past year, energy prices have been volatile. If this trend continues over the next three years, JCP&L's deferred energy balances, which it will recover from customers after the end of the transition period, will be substantial. In order to recover these deferred balances, JCP&L may well need a rate increase at the end of the transition period.

     The proposed merger provides an opportunity to reduce the exposure of JCP&L's customers to post-transition period rate increases. JCP&L, as part of the FirstEnergy system, will have additional flexibility with respect to the supply options available to it, which could mitigate the impact of volatile energy prices on JCP&L and lessen the build-up of the deferred balance.

     Furthermore, although the exact extent of savings cannot be quantified at this time, FirstEnergy anticipates that, over time, through realization of economies of scale and elimination of redundancies in the combined company's operations, the merger will result in operating and maintenance cost reductions. Further efficiencies and technological enhancements achievable by an enterprise with $40 billion in assets available to the combined companies, also may result in savings.

     These two factors, expanded flexibility with respect to supply options and cost savings which will result from the proposed merger, will help mitigate the exposure of JCP&L customers to a post-transition period rate increase associated with recovery of JCP&L's deferred balance accumulated during the transition period.

Q. WHAT IMPACT WILL THE MERGER HAVE ON SERVICE RELIABILITY?

A. FirstEnergy has a strong commitment to the provision of reliable service. In order to assure that local reliability issues are addressed promptly by personnel familiar with the territory and impacted customers, FirstEnergy's utility operating companies are organized in such a way as to delegate operating responsibility and authority to regional management. FirstEnergy's regional management philosophy puts authority and accountability as close to the customer and community as possible. OE has successfully employed the regional management system for a number of years and has successfully implemented this management system with CEI and TE following the 1997 merger. FirstEnergy's regional operations are made up of five regions in Ohio and western Pennsylvania. Each Regional President is responsible for FirstEnergy's electric utility business in the region, including customer service, system reliability, safety, and community relations, to name a few. FirstEnergy also expects the leadership team of each region to be contributors to numerous worthwhile community activities, in each instance, with support as appropriate from corporate and other regional personnel.

     The staff in each region includes Area Manager positions that are responsible for community and customer relations in the various communities within each region. They regularly attend city, township, and other key municipal and community meetings to insure that these key stakeholders are properly supported. Regional operations and operations support personnel have responsibility for electric system performance and developing the request for capital necessary to insure system performance. Each region also has responsibility to direct the performance of meter reading, billing, and local collection activities. FirstEnergy's compensation systems are structured to insure that incentive compensation is heavily weighted on performance goals for the employee's specific region.

     It is my understanding that JCP&L is in the process of a reorganization which will adopt and implement a regional model that is consistent with FirstEnergy's philosophy. JCP&L's service territory will be segmented into two regions, each of which will have a designated Regional President. The Regional President and supporting staff at the regional level will have the authority and obligation to oversee the region's distribution operations, its relationships with the communities it serves and to maintain and improve local reliability and customer service quality. FirstEnergy is committed to the sound regional approach being implemented by JCP&L.

     Individually, FirstEnergy and GPU have developed a strong corporate commitment to customer service and reliability. By combining the best practices of their respective companies, customer service will be further enhanced. JCP&L will continue to be fully subject to and accountable for the safeguards and standards promulgated by the Board to foster safe, adequate and reliable service. From a reliability perspective, the merger is expected to facilitate synergies between FirstEnergy and GPU and build upon areas of expertise and common experience. One major component of customer service reliability will be fostered by making additional resources available when needed to meet emergencies, such as storms and other related matters.

     Similarly, a critical issue confronting the electric industry is the training of new talent to replace a growing number of experienced line crew members who are reaching retirement age. Among the practices employed by FirstEnergy is a partnership with local community colleges to offer interested and qualified individuals the opportunity to learn new skills through a new two-year electric utility technology degree, with an emphasis on electric line maintenance. Following consummation of the merger, a concerted effort will be made to bring this type of educational opportunity to the communities served by JCP&L.


     Moreover, the combined company will have a service territory exceeding 37,000 sq. miles. To maintain reliability over this vast area, FirstEnergy will have an ongoing commitment to recruiting and training of personnel to ensure local service reliability. The combined company will be in a better position to offer greater career opportunities to existing and new employees in the service area.

     Finally, FirstEnergy is aware of the various reliability proceedings before the Board at this time involving JCP&L. FirstEnergy is committed to working with the Board to develop appropriate reliability standards for the JCP&L service territory and then to taking the necessary steps to assure that such standards will be satisfied. Indeed, the proposed merger potentially will enhance reliability by increasing our ability to employ modern technologies in a cost effective manner.

Q. WHAT IMPACT WILL THE MERGER HAVE ON THE EMPLOYEES OF GPU AND JCP&L?

A. In other merger petitions submitted to the Board for approval, efforts are made to identify the number of employee positions which can be eliminated following consummation of the merger. The costs of those employees, with their support systems, health and retirement plans, are then quantified and these "merger savings" are allocated between the shareholders and customers of the affected utility as a "benefit" of the merger. As noted above, although it is anticipated over time that the merger will allow for the elimination of redundant positions, the genesis of this merger is strategic, and therefore, the focus of this merger has been on the ability of the combined company to be better positioned to provide more efficient and enhanced customer service opportunities to the customers of all the utility affiliates of the combined company. Thus, in attempting to assess the benefits of the merger, no detailed effort was made by FirstEnergy to identify particular employee positions for which the associated work would be eliminated.


     Further, JCP&L employees will be joining the ranks of one of the safest utility systems to work for in the country. In 1999, FirstEnergy ranked sixth of fifty-five participating Edison Electric Institute ("EEI") companies in total company safety. Among companies with more than 7,000 employees, FirstEnergy ranked second of eighteen participating EEI companies.

     As required by N.J.S.A. 48:3-10, FirstEnergy intends to ensure that JCP&L will continue to be able to satisfy its present obligations to all employees with respect to pension and retirement benefits, as they become due.

Q. WILL FIRSTENERGY PROVIDE SERVICE TO JCP&L BY WAY OF A SERVICE COMPANY?

A. It is anticipated that a services agreement will be executed among JCP&L, the other operating utility affiliates of GPU and the entity providing services to the FirstEnergy utilities. Once any such agreement is prepared, Board approval will be sought along with approval of the United States Securities and Exchange Commission and other appropriate regulatory agencies. It is too early to describe in any detail what the specifics of the new arrangement will be.

Q. WILL THE PROPOSED MERGER HAVE AN ADVERSE IMPACT ON COMPETITION?

A. No. The GPU Energy companies (JCP&L, Metropolitan Edison Company and Penelec) have divested substantially all of their generation assets. No increased concentration of generation ownership will result from the merger. The GPU Energy companies will remain under the same regulatory jurisdiction in Pennsylvania and New Jersey as they are subject to at this time. Additionally, the prefiled testimony of Rodney Frame (Exhibit E) of Analysis Group/Economics, sets forth expert analysis regarding market power considerations associated with the proposed transaction and concludes that the merger will have no adverse impact on electric competition in New Jersey.

Q. DOES THIS CONCLUDE YOUR TESTIMONY?

A. Yes.

                                                                       EXHIBIT E


                               STATE OF NEW JERSEY
                            BOARD OF PUBLIC UTILITIES






----------------------------------------------
In the matter of the JOINT PETITION                   Docket No. ____________
of FIRSTENERGY CORP. and JERSEY CENTRAL
POWER & LIGHT COMPANY, doing business as
GPU ENERGY, For Approval of a change in
ownership and acquisition of Control of
a new jersey public utility and other relief
----------------------------------------------




                                DIRECT TESTIMONY

                                       OF

                               MICHAEL J. CHESSER

                     DIRECT TESTIMONY OF MICHAEL J. CHESSER

Q. PLEASE STATE YOUR NAME, BUSINESS ADDRESS AND TITLE.

A: My name is Michael J. Chesser. I maintain a business office at 2800 Pottsville Pike, Reading, Pennsylvania 19605. I am the President and Chief Executive Officer of GPU Energy.

Q. PLEASE DESCRIBE YOUR EMPLOYMENT HISTORY AND CURRENT RESPONSIBILITIES.

A. I began my public utility career with Baltimore Gas and Electric Company ("BGE") in 1971. I later served as Manager of BGE's Southern Division and was named Vice President of Marketing and Gas Operations. I became President and Chief Operating Officer of Atlantic Energy, Inc. in 1994. After Atlantic Energy's merger with Delmarva Power to form Conectiv, I joined Itron, Inc. ("Itron"), a provider to the utility industry of automated meter reading solutions for collecting, communicating and analyzing electric, gas and water usage. From June 1999 until March 2000, I served as Chairman, Chief Executive Officer and President of Itron. Since April, 2000 I have served as President and Chief Executive Officer of the three GPU Energy operating electric utility companies. I am responsible for the management of Jersey Central Power & Light Company ("JCP&L"), which does business under the name of GPU Energy.


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

Q. MR. CHESSER, WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. I will address GPU Energy's operations and employees in the context of the proposed merger between GPU, Inc., and FirstEnergy Corp. ("FirstEnergy"). I will also confirm from my perspective as the current President and CEO of the GPU Energy companies, including JCP&L, GPU's New Jersey electric utility operating company, that the proposed merger will have no adverse impact upon customer rates, reliability of service, employees or upon GPU Energy's continued commitment to the local community.

Q. CAN YOU BRIEFLY DESCRIBE THE CORPORATE MERGER BEING UNDERTAKEN BY GPU AND FIRSTENERGY?

A. As explained in greater detail in the testimony of Fred D. Hafer, the GPU, Inc. Chairman, President and Chief Executive Officer (Exhibit C), and Anthony J. Alexander, FirstEnergy's President (Exhibit D), the surviving parent company, FirstEnergy, will become a registered public utility holding company under the Public Utility Holding Company Act of 1935 and will be headquartered in Akron, Ohio. FirstEnergy will own all of the common stock of each of the GPU Energy companies as well as that of Ohio Edison Company, The Toledo Edison Company and The Cleveland Electric Illuminating Company, which are FirstEnergy's existing electric public utility companies serving over 2.2 million customers in Ohio and western Pennsylvania (Ohio Edison will continue to own all of the common stock of Pennsylvania Power Company.) Following the merger, it is anticipated that the GPU Energy companies will continue to conduct their distribution operations on a collective basis in their respective service territories with regional offices and management. In particular, JCP&L will still operate as a New Jersey electric distribution utility regulated by the Board and will maintain its responsibility to provide Basic Generation Service ("BGS") and safe, adequate and reliable transmission and distribution service to its New Jersey customers.

Q. MR. CHESSER, WHAT WILL BE THE EFFECT OF THE MERGER ON JCP&L'S OPERATIONS?

A. The merger of GPU and FirstEnergy, and the implementation and coordination of the two companies' "best practices" is expected to lead to operational efficiencies and enhancements at JCP&L. Most importantly, there will be significant leadership and managerial presence in New Jersey. In effect, JCP&L is going to be even a better company than it is today, with an even stronger presence and commitment to the communities we serve.

     As the culmination of a process that began well before the announcement of the merger, JCP&L is being re-organized now to adopt a regional model that is, as I understand it, consistent with the FirstEnergy philosophy, wherein the FirstEnergy operating companies have been organized in such a way as to delegate operating responsibility and authority to regional management, rather than to central control. In connection with the GPU Energy reorganization, we have initially segmented the New Jersey service territory into two regions, each of which will have a designated Regional President. Each Regional President and his/her staff will have the authority and the obligation to oversee the region's distribution operations, its relationships with the communities that it serves, and the responsibility for maintaining and improving local


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

reliability and customer service quality. The essential elements of the JCP&L organizational design are the establishment of clear "line of sight" accountabilities, an emphasis on efficiency, an integration of technological innovation, and the institution of effective local networks to produce operational excellence.

Q. HOW WILL THE SAFETY AND RELIABILITY OF JCP&L'S DISTRIBUTION SYSTEM BE AFFECTED BY THE MERGER?

A. The safety and reliability of their distribution systems is both JCP&L's and FirstEnergy's primary focus, to which they already devote significant resources. FirstEnergy, through its regional approach, is committed to providing efficient, safe and reliable electric service. In fact, operational safety and reliability are two of the measures for which the new Regional Presidents will be responsible within their regions. As reflected in Mr. Alexander's testimony, JCP&L, as a FirstEnergy company, will be expected to continue this long-standing commitment and focus in these areas after the merger.

Q. WHAT ASSURANCE CAN YOU PROVIDE THAT THE MERGER WILL NOT ADVERSELY AFFECT JCP&L'S COMMITMENT TO DISTRIBUTION RELIABILITY?

A. The management structure currently used by FirstEnergy and the approach being implemented at JCP&L is devised to assure high level management attention to distribution reliability and delivery services operations. I fully expect that an increased management focus on distribution reliability will result from the merger and will yield


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

benefits for our customers. Both GPU and FirstEnergy have aggressive programs to maintain and improve the reliability of their distribution systems. Each company recognizes that the reliability of its distribution systems continues to be at the heart of good customer service and improved customer satisfaction. Each company recognizes that the success of its distribution companies depends on meeting its customers' increased expectations for service reliability, and each company has committed significant resources toward meeting those expectations. FirstEnergy has demonstrated to GPU that it has a strong commitment to distribution reliability and to improvements in the efficiency, dependability and quality of delivery service. This mutual commitment to excellence should result in improved performance at both companies.

     In addition, as noted above, GPU believes that the combined company, by virtue of its greater resources and sharing of "best practices" will be even better positioned to meet future customer demands and to ensure that the highest quality of service will be provided.

Q. HOW WILL THE BOARD MONITOR JCP&L'S RELIABILITY PERFORMANCE?

A. The Board will remain in a position to closely monitor JCP&L's reliability performance. JCP&L will continue its programs in compliance with the Board's Phase I and Phase II Orders entered in its outage and reliability investigations (Dkt. Nos. EX99100763 and EA99070485), and will remain subject to the Board's proposed Interim Electric Distribution Service Reliability and Quality Standards, published on August 21, 2000 at 32 N.J.R. 2980(a), upon the final adoption thereof. FirstEnergy is committed to


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

the provision of safe and reliable service through all of its utility subsidiaries and will assure that there are sufficient resources within the JCP&L service territory in New Jersey to fulfill that commitment. In addition, JCP&L will cooperate with the Board in its Phase III Review and Investigation of the Implementation of Critical Recommendations from Phase II (Dkt. No. EA99070485).

Q. DO YOU SEE ANY REDUCTION IN THE QUALITY OF JCP&L'S CUSTOMER SERVICE AS A RESULT OF THIS MERGER?

A. No, I do not. The proposed transaction will have no adverse impact on JCP&L's continued ability to provide customer service to its customers in New Jersey, nor will it in any way affect the Board's continuing jurisdiction over the adequacy and reliability of customer service. To the contrary, I believe that the merger will have a positive effect on customer service in New Jersey as it will enable the merger partners to use our combined talents and expertise to enhance customer service. Just as JCP&L has a strong commitment to safety and reliability, we are equally committed to improving customer service. As part of the integration process, JCP&L plans to review its customer service procedures with those of FirstEnergy and determine how to integrate and incorporate the "best practices" of each company.

     Indeed, an important element of both customer service and reliability will be fostered through the merger by making additional resources available when needed to meet emergencies, such as storms and other related matters. This relationship made possible through the merger will provide enhanced capability in terms of emergency service restoration at critical and often traumatic times for our customers.


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

     Furthermore, I believe that nurturing local relationships and having an intimate understanding of the values, issues, aspirations and concerns of the communities that we serve is critical to providing and delivering excellent customer service and satisfaction. Again, the regional approach of both companies demands, and is organized to encourage, community involvement and leadership as the way in which to build such relationships.

Q. PLEASE DESCRIBE THE IMPACT OF THE PROPOSED MERGER ON EMPLOYEES OF THE COMBINED COMPANY.

A. FirstEnergy and GPU anticipate that, over time, the proposed merger will permit them to eliminate certain duplicative activities and will allow for the more efficient use of their combined staffing, particularly with respect to corporate and administrative positions at the service company and holding company levels. FirstEnergy has agreed that it will consider GPU employees for positions with the combined company resulting from the merger, using criteria including previous work history, job experience and other qualifications. All of GPU's existing contracts, agreements, collective bargaining agreements and commitments which apply to any current or former employees of GPU, which were entered into prior to the date of execution of the Merger Agreement or are otherwise provided for in or by the Merger Agreement, will be honored and in no way affected by the proposed merger. As required by N.J.S.A. 48:3-10, GPU will continue to be able to satisfy and fulfill its present obligations to all its employees with respect to all pre-existing pension and retirement benefits, whether presently vested or contingent, as they become due.

Q. DO YOU ANTICIPATE ANY STAFF REDUCTIONS IN JCP&L'S NEW JERSEY OPERATIONS AS A RESULT OF THE MERGER?

A. We anticipate that workforce reductions due to the merger will come largely from eliminating duplicate corporate and administrative positions. In this regard it may be helpful to mention that over the past several years, JCP&L has undertaken thorough assessments of its business and reorganized many of its functions. As a result of the current reorganization process begun under my direction during this past summer and which, as discussed previously, has resulted in the re-emphasis of a regional management structure, the staffing levels throughout JCP&L are being fully evaluated and some staff reduction opportunities have been identified. We expect that some of these reductions (i.e., those not affected by the merger integration process) will be implemented by mid-year 2001.

Q. WHAT, IF ANY, IMPACT WILL THE MERGER HAVE ON THE RATES PAID BY JCP&L'S CUSTOMERS IN NEW JERSEY?

A. I would like to confirm Mr. Alexander's testimony that the proposed merger will have no adverse impact on JCP&L's electric rates charged to its New Jersey customers. As he has stated, these rates will not change or be otherwise affected as a result of the proposed merger. Moreover, pursuant to the Electric Discount and Energy Competition Act of 1999, L. 1999, c.23 ("EDECA"), absent an impairment of its financial integrity, JCP&L's customer rates are essentially capped during a transition period which ends on July 31, 2003, and are in any event subject to the Board's continuing jurisdiction. Moreover, JCP&L will still operate as a New Jersey electric distribution utility regulated


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

by the Board and will maintain its responsibility to provide BGS to its New Jersey customers. FirstEnergy is fully aware of the Board's concerns associated with the potential magnitude of JCP&L's Deferred Balance in New Jersey, which primarily encompasses costs associated with utility and non-utility generator ("NUG") power purchases incurred but not recovered, partly as a result of the need to recover costs associated with the provision of BGS, under the capped rates during the transition period ending July 31, 2003, as specified by EDECA. The Stipulation among JCP&L and several parties, which was adopted as modified in the Board's Summary Order in JCP&L's restructuring proceeding, Dkt. Nos. E097070458, E097070459 and E097070460 (May 24, 1999), recognized the need for a mechanism to allow the calculation and recovery by JCP&L of the Deferred Balance. JCP&L, as part of the FirstEnergy system, may be able to mitigate the impact of volatile energy prices and lessen the build-up of the deferred balance.

Q. HOW DO YOU SEE THE MERGER AFFECTING JCP&L'S CONTINUED IMPLEMENTATION OF RETAIL ELECTRIC CHOICE IN NEW JERSEY?

A. Successful implementation of customer choice for electricity is a critical responsibility of JCP&L. Since the passage of EDECA in 1999, JCP&L has worked with the Board, electric generation third-party suppliers ("TPSs"), the other New Jersey electric distribution companies ("EDCs") and other stakeholders to implement a successful electric choice program. JCP&L has made significant investments in consumer education, information systems, and training of our employees to support the


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

competitive electric market. We will continue to work with the Board, the TPSs, EDCs and other stakeholders to support this evolving market and to ensure that electric choice is implemented effectively according to rules and regulations set forth by the Board.

Q. WILL THIS MERGER AFFECT JCP&L'S PRESENCE IN THE COMMUNITY IN NEW JERSEY?

A. I would like to refer you to my earlier comments about the regional approach to operations. An essential component of that approach is regional and local presence, increased autonomy for regional operating decisions and strong local and regional relationships. Thus, given FirstEnergy's strong support for this approach, I think we can be reasonably assured that the new merged company will have a very strong presence in this area. As noted by others, JCP&L's New Jersey transmission and distribution operations, along with the associated work force, will remain in New Jersey, with an emphasis on regional management of its operations.

     As has been stated earlier, the terms of the merger agreement specifically provide that charitable contributions will be maintained at their current level for at least three years. Thereafter, the level of charitable contributions in the JCP&L service areas will be substantially similar to the level of contributions in FirstEnergy's service areas. As this type of community support is consistent with and even a necessary part of the regional approach, I see reason to be confident about the continuation of JCP&L's traditions in this regard.

Q. DOES THIS CONCLUDE YOUR TESTIMONY?

A. Yes



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



                                                                       EXHIBIT F

                               STATE OF NEW JERSEY
                            BOARD OF PUBLIC UTILITIES



-------------------------------------------------
IN THE MATTER OF THE JOINT PETITION                  Docket No. _______________
OF FIRSTENERGY CORP. AND JERSEY
CENTRAL POWER & LIGHT COMPANY,
Doing business as GPU ENERGY, FOR
APPROVAL OF A CHANGE IN OWNERSHIP
AND ACQUISTION OF CONTROL OF A NEW
JERSEY PUBLIC UTILITY AND OTHER RELIEF
-------------------------------------------------



                                DIRECT TESTIMONY
                                       OF
                                  RODNEY FRAME

                               DIRECT TESTIMONY OF
                                  RODNEY FRAME

Q. PLEASE STATE YOUR NAME AND POSITION.

A. My name is Rodney Frame. I am a Principal with Analysis Group/Economics.

Q. WHAT IS YOUR BUSINESS ADDRESS?

A. My business address is 1747 Pennsylvania Avenue, N.W., Suite 250, Washington, DC 20006.

Q. WHAT IS ANALYSIS GROUP/ECONOMICS?

A. Analysis Group/Economics is a consulting firm that provides microeconomic and financial analyses for complex litigation, regulatory proceedings and corporate strategic planning. We have offices in Cambridge, MA, Washington, DC, New York City, Montreal and Los Angeles, Menlo Park and San Francisco, CA. We have approximately 140 employees.

Q. WHAT IS YOUR FORMAL EDUCATIONAL BACKGROUND?

A. I received a bachelor's degree in business from George Washington University in Washington, DC. Also at George Washington, I completed all requirements for my Ph.D. in Economics with the exception of my thesis. My graduate studies at George Washington were funded under the National Science Foundation Graduate Traineeship program.


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




Q. PLEASE DESCRIBE YOUR PROFESSIONAL EXPERIENCE.

A. I have been employed by Analysis Group/Economics since January 1998. Prior to my affiliation with Analysis Group/Economics, I was a Vice President at National Economic Research Associates, Inc. (NERA), where I was employed from 1984 to January 1998. Most of my work in the last several years, both at Analysis Group/Economics and at NERA, has involved consulting with electric utility clients on a variety of competition related matters including retail competition and restructuring issues, wholesale bulk power markets and competition, transmission access and pricing, mergers and acquisitions and contracting for generation supplies from nonutility suppliers. I frequently address market power concerns in my work. I have testified on numerous occasions on these and related topics, before the Federal Energy Regulatory Commission (FERC), state regulatory commissions, federal and local courts and the Commerce Commission of New Zealand. I frequently speak before industry groups on competition related topics. From 1976 to 1984 I was a Senior Economist with Transcomm, Inc. in Falls Church, VA. There I directed a number of projects concerning market structure and ratemaking in the telecommunications industry, competition among electric utilities, and postal ratemaking. Prior to my affiliation with Transcomm, I worked as an independent economic consultant advising clients mostly on telecommunications issues.

     A copy of my resume is included as Exhibit APP-301 in Attachment 1 to this testimony.



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




Q. WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. FirstEnergy Corp. (FirstEnergy) and GPU, Inc. (GPU), the parent of Jersey Central Power & Light Company (JCPL), have proposed to merge and are requesting approval for that merger from the New Jersey Board of Public Utilities (BPU). It is my understanding that, under the New Jersey Statutes, the BPU, in considering a request for a merger involving the parent of a New Jersey public utility, is required to evaluate the effects of the proposed transaction on competition and in particular to ensure that the transaction will not cause "any adverse effect on competition." (In re Intermedia Communications of Florida, Inc., Dkt. No. TM96040266 (June 20, 1996)). My testimony addresses whether the proposed merger of FirstEnergy and GPU will have an adverse effect on electricity competition in New Jersey.

Q. WHAT IS YOUR CONCLUSION?

A. My conclusion is that the proposed merger of FirstEnergy and GPU will not have an adverse effect on electricity competition in New Jersey.

Q. WHAT PARTICULAR STUDIES HAVE YOU UNDERTAKEN TO ADDRESS THIS QUESTION?

A. Attachment 1 to this testimony is a copy of testimony that I prepared addressing the competitive effects of the proposed merger in wholesale electricity markets that is being filed concurrently with FERC. That testimony applies the Appendix A



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Competitive Analysis Screen(1) that FERC uses to assess the effects of proposed mergers in wholesale electricity markets to the proposed FirstEnergy-GPU merger. As described therein, the Appendix A Competitive Analysis Screen measures changes in concentration of Economic Capacity and Available Economic Capacity in multiple individual destination markets. Economic Capacity is all capacity that can be delivered into the destination market at a cost that is no greater than
1.05 times the competitive price, after accounting for transmission prices, losses and constraints. Available Economic Capacity is equal to Economic Capacity less that required to meet native load and contractual obligations.

     The individual destination markets examined in my Appendix A study include both the entirety of the PJM Interconnection LLC (PJM), as well as certain sub regions within PJM delineated by important internal transmission limits. One of those sub regions is the portion of PJM that lies to the east of the Eastern interface. It is appropriate to examine this area, referred to in my FERC testimony as PJM East, as a separate relevant geographic market to reflect times when flows across PJM's Eastern Interface are at or close to their limits. The retail service territories of JCPL and other New Jersey electric suppliers are in PJM East.

         My FERC Appendix A analysis includes both a base case as well as a number of sensitivity analyses that allow me to model the effects of changes in key input assumptions such as transmission prices and capacities and natural gas prices plus the effects of further asset sales by GPU. All of my analyses are performed for different seasons and time periods, including some time periods where very high competitive


--------

1 Appendix A is attached to FERC's Merger Policy Statement, Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act:
     Policy Statement, Order No. 592, 77 FERCP Section 61,263, issued December 18, 1996.


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

market prices are assumed. This approach allows me to study the effects of the proposed merger under a variety of different system conditions and assumptions about now unknown future conditions.

Q. WHAT ARE THE RESULTS OF YOUR APPENDIX A COMPETITIVE ANALYSIS SCREEN?


A. Those results are shown in Exhibits attached to my FERC testimony (Attachment 1 to this testimony). In all cases, for the markets in PJM (whether all of PJM or a sub part of PJM, such as PJM East, delineated by important internal transmission limits), the merger induced changes in concentration are below potential threshold levels for concern as indicated in the joint US Department of Justice and Federal Trade Commission 1992 Horizontal Merger Guidelines (Merger Guidelines).

     The Merger Guidelines, and FERC's Merger Policy Statement which is based upon those Merger Guidelines, both measure merger induced changes in concentration using the Herfindahl-Hirschmann Index or HHI. The HHI for a market is equal to the sum of the squared market shares of the individual firms in the market.(2) The Merger Guidelines (and FERC's Merger Policy Statement which is based upon the Merger Guidelines) considers markets with HHIs less than 1000 to be unconcentrated. Mergers in unconcentrated markets ordinarily require no further investigation no matter what the level of the HHI change that results from the merger. The Merger Guidelines considers markets with HHIs between 1000 and 1800 to be "moderately concentrated." Mergers where the post merger HHI portrays a moderately concentrated market ordinarily require


--------

2 Thus, a market with 10 equally sized suppliers has an HHI of 1000 (i.e., 10 squared equals 100; 10 times 100 equals 1000) while a market with 4 equally sized suppliers has an HHI of 2500 (i.e., 25 squared equals 625; 4 times 625 equals 2500).

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

no further investigation under the Merger Guidelines if the merger induced change in HHI is less than 100. The Merger Guidelines considers markets with HHIs greater than 1800 to be "highly concentrated." Mergers where the post merger HHI portrays a highly concentrated market ordinarily require no further investigation under the Merger Guidelines if the merger induced change in HHI is less than 50.

     My analyses indicate that, for the Economic Capacity measure, the destination markets in PJM fall into the unconcentrated or moderately concentrated categories under the Merger Guidelines but that in all cases the merger induced HHI changes are below the threshold level of 100 for moderately concentrated markets that might indicate that further inquiry was necessary in order to give the proposed merger a clean bill of health.(3) My analyses also indicate that GPU has no Available Economic Capacity in any destination market, at any price level or under any set of assumptions about future conditions. Accordingly, the merger induced HHI change using this measure necessarily must be zero.(4)

     Based on this analysis, I conclude that the proposed merger will not adversely affect competition in wholesale electricity markets within PJM.


--------

3 The HHI changes in the destination markets that I examined outside of PJM also generally fall below the Merger Guidelines threshold levels. However, there are two destination markets outside of PJM where the merger induced HHI changes do exceed the threshold levels during off peak periods. I discuss in my FERC testimony why these limited off peak screen violations do not present legitimate competitive concerns.

4 The HHI change from a merger is equal to 2 x a x b where "a" and "b" are the pre merger shares of the merging parties. If one of the merging parties has a pre merger share of zero, then 2 x a x b necessarily also is zero.


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


Q. ARE THESE RESULTS SURPRISING?

A. Not at all. They are consistent with a priori expectations. GPU has sold most of the generating assets that it formerly owned and now owns only 285 MW. Moreover, while it has interim contract rights to the output from some of the sold resources, and other resources that it has contracted for, those rights cover far less than required to meet its expected sales to retail customers under its continuing obligations. Its presence as a seller in the marketplace therefore must be relatively small. Moreover, while FirstEnergy owns or has contract rights to approximately 13,000 MW of electricity generating resources, all but 435 MW, represented by its Seneca pumped storage hydroelectric facility, is located outside of PJM and must compete with other resources for a portion of the limited import capability into PJM. When the limited import capability into PJM is allocated among FirstEnergy and other potential suppliers, the share that First Energy ultimately receives is relatively small in comparison to the market size as a whole. Accordingly, for destination markets within PJM, the effect of the FirstEnergy-GPU merger is to combine two relatively small suppliers, which means that the merger induced concentration changes will be small. The Appendix A analysis that I have conducted, and which is reported on in my FERC testimony, simply reinforces these a priori expectations.

Q. YOUR APPENDIX A COMPETITIVE SCREEN ANALYSIS ASSESSES THE EFFECTS OF THE PROPOSED MERGER IN WHOLESALE ELECTRICITY MARKETS. IS SUCH AN ANALYSIS ALSO IMPORTANT FOR ASSESSING THE EFFECTS OF THE PROPOSED MERGER ON COMPETITION IN RETAIL ELECTRICITY MARKETS?


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

A. Yes. In my view, the most important factor for ensuring competitive retail markets is ensuring that retailing entities are able to procure the wholesale supplies that they need to resell to their customers in markets that are characterized by an absence of market power. Previous studies that I conducted jointly with Professor Paul Joskow from MIT,5 plus the continuing oversight responsibilities of the PJM's Market Monitoring Unit, should provide comfort that this is the case for wholesale electricity markets within PJM. My current Appendix A analysis provides comfort that the proposed FirstEnergy-GPU merger will not adversely affect this preexisting situation. That is, there should be no concerns about market power being exercised in wholesale electricity markets within PJM either before or after the FirstEnergy-GPU merger.

Q. ARE THERE OTHER REASONS TO BELIEVE THAT THE PROPOSED FIRSTENERGY-GPU MERGER WILL NOT ADVERSELY AFFECT COMPETITION IN RETAIL MARKETS WHERE NEW JERSEY CONSUMERS PURCHASE ELECTRICITY?

A. Yes. My Appendix A study indicates that the proposed FirstEnergy-GPU merger will not adversely affect competition in the wholesale energy markets that competing retailers use to assemble their bulk power portfolio. But, at least in principle, there also might be concern that the merger could adversely affect competition in the pure "retailing" function, that is retailing divorced from the supply of wholesale energy. After all, both GPU and FirstEnergy are actual or competing electricity retailers and so post merger there will be one fewer market place participant. I do not believe that this is a significant merger related concern, however. The important question in assessing the

--------

5 See Supporting Companies Report on Horizontal Market Power Issues in Docket No. ER97-3729-000 and FERC's favorable discussion of it at 86 FERC Section 61,248. This study was used to support market based (as opposed to cost based) pricing for energy and certain ancillary services within PJM.


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


competitive effects of a proposed merger is not whether the merger will remove a participant from the market. This always will be the case in a horizontal merger. Rather, the important question is whether a merger will reduce competition by "too much." While it is not clear how retail electricity markets ultimately will evolve in New Jersey, there are more than 25 electricity retailers that now have been licensed by the BPU. The loss of one independent supplier does not seem particularly important when so many others remain. For this reason, I do not believe that the merger of FirstEnergy and GPU will adversely affect electricity competition at the retail level in New Jersey.

     There is another important consideration as well that reinforces this conclusion. The key issue in the competitive assessment of a merger or any other proposed action involves how consumers fare, that is whether the prices that they pay are likely to increase or whether the quantity and quality of service that they receive is likely to decline. The manner in which retail competition is being introduced in New Jersey contains an important protection on this score. JCPL operates under a price cap for its basic generation service until August 1, 2003. During that time period it cannot increase the price that it charges. Customers therefore have the benefits of market supply when it is expected to produce lower prices and the benefits of price caps (a form of cost based regulation) when those price caps are expected to produce lower prices. Accordingly, at least until August 1, 2003, the merger cannot increase the price that customers pay for basic generation service and therefore, by definition, cannot adversely affect competition.

Q. PLEASE SUMMARIZE YOUR TESTIMONY.

A. My FERC Appendix A analysis included as Attachment 1 to this testimony indicates that the merger will not adversely affect competition in the wholesale electricity


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

markets which are used to provide electricity to New Jersey customers. This provides strong support for concluding that the merger likewise will not adversely affect competition in retail electricity markets in New Jersey. Additional support for this conclusion is provided by the large number of retailers that now are licensed to do business in New Jersey as well as the price caps that JCPL operates under until August 1, 2003.

Q. DOES THIS CONCLUDE YOUR TESTIMONY?

A. Yes.

             Prepared Direct Testimony and Exhibits of Rodney Frame
                Before the Federal Energy Regulatory Commission.



             Attachment Intentionally Omitted. See FERC Application.

              Copies of FirstEnergy Corp. and GPU, Inc. Shareholder
               Resolutions Authorizing the Proposed Transactions.



                 Exhibit To Be Filed Following November 21, 2000
                            Shareholders' Meetings.

          Copies of Certificates of Incorporation of FirstEnergy Corp.,
              GPU, Inc. and Jersey Central Power & Light Company.



          Exhibit Intentionally Omitted and Incorporated by Reference.